Exhibit 16.1

September 30, 1999

Securities and Exchange Commission
450 Fifth Street, N.W. Washington, DC 20549

Commissioners:

We have read the statements made by RockShox Inc. (copy attached,) which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K dated October 1, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP